SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15/A

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                             Commission File Number:
                                    333-64131
                                    333-89425
                                    333-68848
                                   333-106428

                               CHASE FUNDING, INC.
             (Exact name of registrant as specified in its charter)

                  300 Tice Boulevard, Woodcliff Lake, NJ 07675
                            (201) 782-9084
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Chase Funding Mortgage Loan Asset-Backed Certificates,
   Series 1999-1, Series 1999-2, Series 1999-3, Series 1999-4, Series 2000-1,
   Series 2000-2, Series 2000-3, Series 2001-1, Series 2001-2, Series 2001-3,
   Series 2001-4, Series 2002-1, Series 2002-2, Series 2002-3, Series 2002-4,
   Series 2003-1, Series 2003-2, Series 2003-3, Series 2003-4, Series 2003-5,
                        Series 2003-6 and Series 2004-1

  Chase Funding Loan Acquisition Trust Mortgage Loan Asset-Backed Certificates,
        Series 2001-AD1, Series 2001-C1, Series 2001-C2, Series 2001-C3,
       Series 2001-FF1, Series 2002-C1, Series 2003-C1 and Series 2003-C2
            (Title of each class of securities covered by this Form)

                                      none
                                      ----
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
             appropriate rule provision(s) relied upon to terminate
                      or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]    Rule 12h-3(b)(1)(ii)   [ ]
    Rule 12g-4(a)(1(ii)     [ ]    Rule 12h-3(b)(2)(i)    [ ]
    Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(2)(ii)   [ ]
    Rule 12g-4(a)(2)(ii)    [ ]    Rule 15d-6             [X]
    Rule 12h-3(b)(1)(i)     [ ]

      Approximate number of holders of record as of the certification or notice date: Less than 300

      Pursuant to the requirements of the Securities Exchange Act of 1934, Chase Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             CHASE FUNDING, INC.

Dated as of March 28, 2005                   By: /s/ Thomas L. Wind
                                                 --------------------------
                                             Name:  Thomas L. Wind
                                             Title: Chief Executive Officer